     As filed with the Securities and Exchange Commission on June 26, 2000
                                                 Registration No. 333 -
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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                               ----------------

                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ----------------

                       FUSION MEDICAL TECHNOLOGIES, INC.
            (Exact name of Registrant as specified in its charter)

              Delaware                               94-3177221
      (State of incorporation)            (I.R.S. Employer Identification
                                                      Number)

  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive office)

                               PHILIP M. SAWYER
                     President and Chief Executive Officer
                       Fusion Medical Technologies, Inc.
                           34175 Ardenwood Boulevard
                           Fremont, California 94555
                                (510) 818-4600
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                               ----------------

                                  Copies to:

                             ARMAN PAHLAVAN, ESQ.
                             PAUL G. PRINCE, ESQ.
                      Georgopoulos Pahlavan & Prince, LLP
                              935 Hamilton Avenue
                             Menlo Park, CA 94025
                                (650) 473-9001

                               ----------------

   Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

                               ----------------

   If only the securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 ("Securities Act"), other than securities offered in connection with dividend or interest reinvestment plans, check the following box. [X]

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If this Form is a post-effective amendment filed pursuant to Rule 462I under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                        CALCULATION OF REGISTRATION FEE

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
 Title of Each Class of                 Proposed Maximum Proposed Maximum
    Securities to be       Amount to     Offering Price     Aggregate        Amount of
       Registered        be Registered    per Share(1)    Offering Price  Registration Fee
------------------------------------------------------------------------------------------
Common Stock $.001 Par
 Value..................   1,100,000         $15.00        $16,500,000       $4,356.00
------------------------------------------------------------------------------------------

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(1) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) promulgated under the Securities Act based on the average of the high and low prices of the common stock of the Registrant as reported on the Nasdaq National Market on June 19, 2000.

   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

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

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+Information contained herein is subject to completion or amendment. A         +
+registration statement relating to these securities has been filed with the + +Securities and Exchange Commission. We may not sell these securities until + +the registration statement filed with the Securities and Exchange Commission + +is effective. This prospectus shall not constitute an offer to sell or the +
+solicitation of an offer to buy nor shall there be any sale of these          +
+securities in any State in which such offer, solicitation or sale would be + +unlawful prior to the registration or qualification under the securities laws +
+of any such State.                                                            +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                   SUBJECT TO COMPLETION, DATED JUNE 26, 2000

PROSPECTUS

                                1,100,000 Shares

                       FUSION MEDICAL TECHNOLOGIES, INC.

                                  Common Stock

                                  -----------

  We have prepared this prospectus to allow the selling stockholders named in this prospectus to sell up to 1,100,000 shares of our common stock. We will not receive any of the proceeds from the sale of common stock by the selling stockholders.

  Our common stock is quoted on the Nasdaq National Market under the symbol "FSON". The last reported sale price of our common stock on the Nasdaq National Market on June 23, 2000 was $16 41/64 per share.

                                  -----------

  Investing in the common stock involves a high degree of risk. See "Risk Factors" beginning on page 2.

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


July   , 2000

                       FUSION MEDICAL TECHNOLOGIES, INC.

Our Company

   We develop, manufacture and market proprietary surgical hemostatic sealant products. Our current principal commercial product is FloSeal(R) Matrix Hemostatic Sealant,or FloSeal. The innovative physical structure of FloSeal will provide performance advantages over existing surgical hemostatic products. The advantages should include:

  . fast and effective bleeding control,

  . broad surgical applicability,

  . easy on-site preparation,

  . ease of use,

  . safe, total absorption of FloSeal by the body within six to eight weeks, and

  . shortening of surgical procedures.

   In December 1999, the U.S. Food and Drug Administration, or the FDA, approved the marketing of FloSeal in the U.S. for approximately 85% of surgical procedures. In April 1999, a responsible agency approved FloSeal for all surgical procedures in the European Union.

   We are focusing our immediate marketing efforts on cardiac, vascular and spinal procedures, in which we believe we will have the most effective early market penetration. We believe these markets are the most likely candidates for early acceptance of FloSeal by the medical community.

Our Products

   Surgeons normally cannot effectively close surgical wounds and avoid serious or possibly life-threatening complications, such as excessive blood loss, tissue damage, infection and excessive scarring, until they are able to control bleeding. Hemostatic products, such as FloSeal, are used to stop bleeding during surgical procedures.

   The compound constituting FloSeal and our other products and applications under development consists of a mixture of a collagen-derived gel and thrombin, which is a potent blood-clotting agent. Our proprietary products combine these elements and act synergistically to stop bleeding.

 FloSeal

   FloSeal controls bleeding in various types of surgeries. We designed FloSeal to complement sutures and staples and to overcome limitations of other existing products used to control bleeding, including topical hemostats, fibrin glues and other types of surgical sealants and adhesives.

 Proceed

   ProceedTM Hemostatic Sealant, or Proceed, is our product for the spinal surgical market. The technology underlying Proceed is based on the FloSeal technology. In July 1999, we entered into a collaboration agreement with Sulzer Spine-Tech, a subsidiary of Sulzer Medica Ltd., to market and sell Proceed for spinal and cranial surgeries in substantially all of the countries in the world, including in the U.S. and the European Union.

 Under Development

   We are developing other applications and products. They include FloSeal for ear, nose and throat procedures, the FloSeal sponge, a ready to use configuration of FloSeal for trauma, ambulance and emergency situations, and a femoral artery closure device, for closing femoral artery punctures following catheterization procedures, such as balloon angioplasty or angiography.

   Statements regarding the anticipated manufacturing, marketing and sale of applications of FloSeal and other products under development are forward looking. We are not permitted to manufacture, market or sell applications and products without necessary regulatory approvals.

                                ----------------

   We were incorporated in Delaware on October 14, 1992. Our principal executive offices are located at 34175 Ardenwood Boulevard, Fremont, California 94555 and our telephone number at that address is (510) 818-4600.

                                ----------------

   Fusion Medical TechnologiesTM, FusionTM, FloSeal(R), ProceedTM and RapiSealTM are our trademarks or registered trademarks. Each tradename, trademark or service mark of any other company appearing in this prospectus belongs to the holder.

                                  RISK FACTORS

   An investment in our common stock involves significant risks. You should carefully consider the risks described below before making an investment decision. If any of the following risks actually occur, our business, financial condition or results of operations could be materially adversely affected. As a result, the trading price of our common stock could decline, and you may lose all or part of your investment. This prospectus also contains forward-looking statements that involve risks and uncertainty.

We did not generate any revenues in 1998 and generated only modest revenues in 1999. We have a history of losses. We expect losses to continue in the future, and we may never achieve profitability.

   We have not been profitable since our inception in 1992. Through 1998, we did not generate any revenues, other than modest revenues in 1996 and 1997 from the sale of the RapiSeal patch, a product that we discontinued in 1997. We generated only $254,000 of revenues in 1999 and $682,000 in the first quarter of 2000. We incurred net losses of $10.0 million in 1997, $7.7 million in 1998, $8.3 million in 1999 and $3.1 million in the first quarter of 2000. As of March 31, 1999, we had an accumulated deficit of $40.7 million. We expect to increase our operating expenses to market our current commercial product, FloSeal, and to develop other products. The amount of future net losses and the time required to achieve profitability are highly uncertain. We do not expect to achieve profitability before at least 2001, and we may never achieve profitability. If we do achieve profitability in any period, we may not be able to sustain or increase such profitability on a quarterly or annual basis.

We expect quarterly revenue and operating results to vary significantly in future periods, which could cause our stock price to fluctuate.

   Our limited operating results have varied widely in the past, and we expect they will continue to vary significantly from quarter to quarter as we attempt to commercially produce and establish FloSeal and our other products under development in the market. Our quarterly results may fluctuate for many reasons, including:

  . our limited operating history,

  . our dependence on FloSeal to provide future revenue, and

  . our lack of experience in manufacturing and marketing FloSeal in commercial quantities.

   As a result of these fluctuations and uncertainties in our operating results, we believe quarter-to-quarter or annual comparisons of our operating results are not a good indication of our future performance. In addition, at some point in the future, these fluctuations may likely cause us to perform below the expectations of public market analysts and investors. If our results were to fall below market expectations, the price of our common stock would likely fall.

We cannot be certain that we will be able to manufacture FloSeal in sufficiently high volumes at commercially reasonable costs.

   We have limited experience manufacturing FloSeal or any of our other products in the quantities necessary to achieve significant commercial sales. We cannot be certain we will be capable of reliable, high-volume manufacturing at commercially reasonable costs. We could encounter problems relating to:

  . capacity constraints,

  . production yields,

  . quality control,

  . shortages of qualified personnel, and

  . raw materials supply.

   These problems could affect our ability to adequately increase and maintain uninterrupted production of our products and fill customer orders on a timely basis, in which case we may not be able to increase revenues. Furthermore, the adverse consequences of these problems could have a disproportionately large effect on us because the manufacturing of FloSeal is centralized in a single facility.

   In addition, our manufacturing facilities are subject to the Quality System Regulation of the FDA, international quality standards and other regulatory requirements. Our failure to implement and maintain our facilities in accordance with these regulatory requirements and standards will result in a delay or termination of production. Any delay or termination of production would materially and adversely affect our ability to manufacture commercially necessary volumes and our ability to generate revenue.

We may not be able to successfully market and sell FloSeal.

   We depend on the success of FloSeal, our lead product and currently only commercial source of revenue. We received the necessary regulatory approval for the commercial sale of FloSeal in the U.S. in December 1999 and the necessary regulatory approval for the commercial sale of FloSeal in the European Union in April 1999. Our success, if any, will depend on the medical community's acceptance of FloSeal and our ability to increase commercial manufacturing and to develop an effective sales, marketing and distribution capability. We cannot predict how quickly, if at all, the medical community will accept FloSeal. Similarly, we cannot predict the extent to which FloSeal will be used. A surgeon's use of FloSeal will require a change from more familiar products that are currently available. We cannot assure you of our ability to cause such a change. For example, we were not able to successfully market our prior product, RapiSeal, which we discontinued in 1997. FloSeal will have to be priced competitively and offer clinically significant advantages over other commercially available products in order to achieve market acceptance. Even if the market generally accepts FloSeal, surgeons may choose to use it in fewer procedures than we project. If FloSeal does not achieve significant market acceptance or we are unsuccessful in increasing commercial manufacturing or in developing an effective sales, marketing and distribution capability, we may not be able to increase our revenues while our costs will continue to rise.

Our ability to achieve significant revenue will depend on our ability to establish effective sales, marketing and distribution capabilities.

   Our ability to achieve significant revenue will depend heavily on our success in establishing effective sales and marketing capabilities through a combination of a direct sales force and collaboration and distribution arrangements. We have built our own sales force to address only the cardiac and vascular surgical markets for FloSeal in the U.S. We have only limited experience in establishing and managing a direct sales force. We cannot be certain we can establish and manage an effective direct sales force for FloSeal. To the extent we rely on our direct sales force, we compete with other companies that have greater experience and better-funded marketing and sales operations.

   We depend on distribution arrangements for sales, marketing and distribution of FloSeal in international markets. We have a distribution arrangement with Sulzer Spine-Tech for the worldwide distribution of Proceed, which is a configuration of FloSeal application for the spinal and cranial surgical markets. We have entered into distribution agreements with European regional distributors for the distribution of FloSeal in the cardiac and vascular surgical markets in the European Union. Our distributors may be unable to satisfy minimum purchase agreement requirements or achieve projected sales levels under the distribution agreements, which could result in the termination of their agreements and a material adverse affect on our business, financial condition and results of operations. In addition, several of our agreements with regional distributors have one-year terms. The distributors are under no obligation to renew these agreements. As a result, we may need to seek new arrangements to sell and distribute FloSeal and our other products under development or to expand our own direct sales capabilities. Securing new partners or distributors is a time-consuming process, and there is no guarantee that the negotiations with new distributors will result in arrangements on commercially reasonable terms. There can be no assurance that the terms of new arrangements will be favorable to us. In addition, there can be no assurance that our distributors will not distribute other products that compete directly with FloSeal or new products developed by competitors that may prove to be more effective or cost efficient alternatives than our products.

We may be unable to market and sell FloSeal effectively because the market for hemostatic products is highly competitive.

   The market for products that control surgical bleeding is highly competitive. FloSeal and our other products under development compete with a variety of products, such as topical hemostats, fibrin glues and other types of surgical sealants and adhesives.

   Competing products are manufactured and sold by several companies, including Pharmacia & Upjohn (maker of Gelfoam), Baxter International (maker of Tisseel, a fibrin glue product) and Johnson & Johnson. We cannot be certain that FloSeal or our other products under development will be able to compete successfully against these companies or any other products or companies that may enter the marketplace.

   Our major competitors have several competitive advantages over us, such as:

  . greater name recognition,

  . broader product lines,

  . greater marketing and sales personnel resources,

  . stronger distribution networks,

  . greater capital resources,

  . larger regulatory compliance staffs, and

  . larger technological, research and development and clinical staffs and facilities.

   Our competitors may develop future products that are more effective, easier to use or more economical than FloSeal or our other products under development. Our competitors may also use technologies that could render our technology or products obsolete or unable to compete. Additionally, we cannot assure you that our marketing or other strategic partners, such as Sulzer Spine-Tech, will not pursue parallel development of technologies or products that compete with FloSeal or our products under development.

   Smaller companies, such as Bard, CryoLife and Cohesion, may also prove to be significant competitors, particularly through collaborative arrangements with large companies. Academic institutions, government agencies and other public and private research organizations also conduct research, seek patent protection and establish collaborative arrangements for product development and marketing. In addition, these companies and institutions compete with us in recruiting and retaining highly qualified scientific and management personnel.

We purchase key raw materials from single suppliers, with whom we do not have long term supply arrangements.

   We currently purchase essential elements of FloSeal and sterilization services from single suppliers. We purchase bovine hides from Spear Products and thrombin from GenTrac, Inc. We do not have long-term supply arrangements with these suppliers. In the event that raw materials from any of our current single-source suppliers become unavailable for any reason, we will be required to identify alternative suppliers. Identifying and utilizing additional or replacement suppliers for any of the components in FloSeal may not be accomplished quickly and could involve significant additional costs. In addition, because the FDA approval process requires manufacturers to specify their proposed suppliers of active ingredients and certain packaging materials in their applications, FDA approval of any new supplier would be required if active ingredients or the packaging materials were no longer available from the specified supplier. The qualification of a new supplier could delay our development and marketing efforts. Our failure to obtain any of the components used to manufacture FloSeal from alternative suppliers or any delay in qualifying a new supplier could limit our ability to manufacture FloSeal and would have a material adverse affect on our business, financial condition and results of operations.

We manufacture FloSeal in a single manufacturing facility, which is located in the San Francisco Bay Area in California. A natural disaster is possible and could result in prolonged interruption of our business.

   We currently manufacture FloSeal in our Mountain View, California facility. We plan to continue manufacturing FloSeal only in that facility until at least the middle of 2001. After expiration of the Mountain View lease at the end of 2001, we intend to centralize all manufacturing activities at the Fremont facility. Both facilities are located in the San Francisco Bay Area in California, which is a seismically active area. With our manufacturing centralized in a single facility, a natural disaster, such as an earthquake, fire or flood, could substantially disrupt our manufacturing operations or destroy our facilities. This could cause delays and cause us to incur additional expenses and adversely affect our reputation with our customers and our distributors. In addition, since the real estate market in the San Francisco Bay Area is extremely competitive and is likely to remain competitive, an alternative facility may not be available on commercially reasonable terms if we suffer a catastrophic loss from a natural disaster.

If we are unable to effectively develop and commercialize new products, our revenues may decline.

   To be successful, we will need, in part, to develop, market and sell products other than FloSeal. We are developing FloSeal for ear, nose and throat surgeries, the FloSeal sponge and our femoral artery vascular closure device. There can be no assurance that we will be able to successfully develop these products or, if developed, we will generate revenues or profits from these products. For example, we were not able to successfully market our prior product, RapiSeal, which we discontinued in 1997. Successful marketing and sale of our products under development depends, in significant part, on our ability to:

  . complete product development in a timely fashion,

  . obtain and maintain patents or other proprietary protections,

  . obtain required regulatory approvals from the FDA and other regulatory authorities,

  . implement efficient, commercial-scale manufacturing processes,

  . gain early entry into relevant markets,

  . establish sales, marketing, distribution and development collaborations, and

  . demonstrate the efficacy and competitiveness of our products.

   If new industry standards emerge that we do not anticipate or adapt to, our products could be rendered obsolete and our revenues may decline. A number of factors, including research and development or manufacturing difficulties, could delay or prevent us from developing, introducing or marketing new products. In addition, our competitors may introduce new products before we do and achieve a competitive advantage in our targeted markets.

Significant increases in operating expenses in the future may adversely affect our operating results and financial condition.

   We plan to significantly increase our operating expenses to expand our manufacturing, sales and marketing efforts, our customer support capability and levels of product development. Our operating budget is based on our expectations of future revenues and is relatively fixed in the short term. If revenues fall below our expectations, we will not be able to quickly reduce our spending, which would materially adversely affect our operating results and financial condition. In addition, our revenue may fluctuate significantly due to limited operating history and lack of experience in manufacturing and marketing FloSeal.

Additional funding may not be available to us or, if available, may not be available on commercially reasonable terms.

   We may need additional funding for research and product development, obtaining regulatory approvals, increasing manufacturing capabilities, enhancing sales and marketing capabilities, working capital needs and for other operating and general corporate expenses. Future financing strategies may include:

  . partnering relationships with larger medical device companies,

  . bank facilities, or

  . debt or additional equity offerings.

   We cannot be certain that funding from any source will be available to us on commercially reasonable terms, if at all. The amount and the timing of raising additional funds will depend primarily on our ability to generate revenues from the sale of FloSeal. We generated only $254,000 from sales of FloSeal in the year ended December 31, 1999 and $682,000 in the three months ended March 31, 2000. Our inability to obtain any needed additional funding on commercially reasonable terms may force us to limit the marketing and sale of FloSeal, limit one or more of our research and development programs or obtain financing through arrangements that may require us to relinquish rights to certain of our products, any of which could materially and adversely affect our operating results or financial condition.

We may incur significant costs in maintaining compliance with regulations governing our manufacturing operations.

   We are required to maintain compliance with the good manufacturing practice requirements of the FDA's Quality System Regulation for medical devices, as well as regulatory authorities in the European Union. The Quality System Regulation and the European regulatory requirements relate to product testing and quality assurance, as well as the maintenance of records and documentation. The FDA and the European regulatory authorities enforce their regulatory requirements through periodic inspections. We can provide no assurance that we will be able to maintain compliance on an on-going basis. If we or any third-party manufacturer of our products or active ingredients do not conform to the Quality System Regulation or the requirements of the European regulatory authorities, we will be required to find alternative manufacturers that do conform to the Quality System Regulation. This may be a long and costly process. Alternative third-party manufacturers must be approved by the FDA before they can commercially manufacture our products or active ingredients. We may have to incur significant costs to comply with laws and regulations and our failure to comply could lead to penalties that could have a material and adverse affect on our operating results or financial condition.

If we fail to maintain regulatory approvals for FloSeal, our business will suffer.

   Although we have obtained regulatory approval of FloSeal in the U.S. for almost all surgical applications and in the European Union for all surgical applications, we continue to be subject to extensive regulatory requirements. These regulations are wide-ranging and govern, among other things:

  . product changes or modifications,

  . product manufacturing,

  . manufacturing quality control requirements,

  . reporting requirements to regulatory agencies,

  . unapproved, off-label uses, and

  . product sales and distribution.

   If we fail to comply with medical device laws or regulations, we may be fined and restricted from selling our products. If the FDA believes that we are not complying with the law, it can:

  . detain or seize our products,

  . issue a recall,

  . enjoin future violations, and

  . assess civil and criminal penalties against us.

   In addition, regulations are subject to change. We cannot predict the effect, if any, that such changes might have on our business. Our failure to comply with regulatory requirements could have a material adverse effect on our business.

   Our regulatory approval for the sale of FloSeal in the U.S. and the European Union could also be rescinded. For example, one of our principal competitors has claimed that FloSeal was improperly certified for sale in Germany as a medical device. The competitor claimed that FloSeal should be regulated as a drug. While no regulatory authority determined that our competitor's claim was correct, an adverse determination could restrict our ability to market and sell FloSeal in the U.S. or the European Union.

We may not be able to expand the international sale of our products without further approvals.

   Marketing of FloSeal outside of the U.S. requires compliance with local regulatory requirements. While we have obtained regulatory approval for the commercial sale of FloSeal as a medical device in the European Union, we have not yet received approval in other international markets. Without approval we will not be able to expand our international sales. In addition, if the regulatory approval we obtained for the commercial sale of FloSeal in the European Union is rescinded or otherwise becomes unavailable to us, we would not be able to market and sell FloSeal in Europe Union without subsequent regulatory approval.

Failure to obtain regulatory approval for additional configurations of FloSeal and our other products under development could significantly harm our ability to generate revenue.

   The Center for Devices and Radiological Health, a division of the FDA, regulates applications of FloSeal technology. Before we can market additional configurations of FloSeal or any of our other products under development in the U.S., we must show that our products are safe and effective. We must also obtain approval from the FDA, which cannot be guaranteed. We may be required to complete clinical trials and obtain approval for additional applications of FloSeal technology before they may be marketed. The FDA may also limit the commercial claims and uses of any of our future products.

   Similar requirements or restrictions apply in the European Union and elsewhere to the marketing and sale of additional configurations of FloSeal and our other products under development. If we are unable to obtain regulatory approval, our anticipated revenues would be materially and adversely affected, as well as our results of operations and financial condition.

Our future success will depend in part on our ability to protect our intellectual property rights. Our inability to enforce these rights could cause us to lose sales and any competitive advantage we have.

   We have six issued U.S. patents relating to FloSeal. We also have 10 issued U.S. patents and three pending patent applications relating to our other products under development and other technologies invented by our research department. We also have two corresponding international patent applications filed under the Patent Cooperative Treaty, which provides certain rights overseas with respect to our patents. Our success depends to a significant degree on our ability to protect and preserve our intellectual property. To protect our intellectual property rights, we rely on the patent laws of the U.S. and the other countries where we market and sell FloSeal or intend to market and sell FloSeal or our other products under development. However, we cannot be certain that the steps we have taken will prevent third parties from using our technology without our authorization or independently developing technology without our authorization or independently developing technology that is similar to ours, particularly in those countries where the laws do not protect our proprietary rights as fully as in the U.S. In addition, we cannot assure you that patents will issue from our applications or that any patent will issue on technology arising from additional research or, if patents do issue, that claims allowed will be sufficient to protect our technologies.

   The use of our technology or similar technology by others could reduce or eliminate any competitive advantage we have developed, cause us to lose sales and otherwise harm our business. Although we do have several issued U.S. patents and several pending U.S. patent applications, our competitors may already have applied for patents that, once issued, will prevail over our patent rights or otherwise limit our ability to sell our products in the U.S. or elsewhere. Our competitors also may attempt to design around our patents or copy or otherwise obtain and use our proprietary technology. We may not be able to secure registration with respect to our pending patent applications. Failure to secure these registrations may limit our ability to protect the intellectual property rights that these applications are intended to cover.

We may be prevented from marketing and selling FloSeal or our other products under development if they infringe existing patents or patents that have not yet issued.

   Although we have conducted searches, there can be no assurance that FloSeal or our products under development will not be covered by third-party patents or other intellectual property rights. If they are, the continued development and marketing of our products would require a license under those patents or other intellectual property rights. There can be no assurance that required licenses will be available to us on commercially reasonable terms, if at all. If we do not obtain the licenses, we could encounter delays in product introductions while we attempt to design around the third-party patents, or we could be completely blocked from developing, manufacturing or selling products requiring the licenses.

   Moreover, since U.S. patent applications are not a matter of public record, a patent application could currently be on file that would stand in our way of obtaining an issued patent. Interference proceedings declared by the U.S. Patent and Trademark Office may be necessary to determine the priority of inventions with respect to our patent applications. Litigation or interference proceedings could result in substantial costs to us and a diversion of management focus, and could have a material adverse effect on our business, financial condition and results of operations. In addition, a number of medical device and other companies, universities and research institutions have filed patent applications or may have been issued patents relating to compositions and methods for surgical sealing. The issuance of any of these potentially competing patents could materially and adversely affect our business, results of operations and financial condition.

Claims that we infringe third-party intellectual property rights could result in significant expenses and restrictions on our ability to sell FloSeal and our other products under development.

   We may be subject to litigation in which we would have to defend against claims of infringement of the rights of others or to determine the scope and validity of the intellectual property rights that may conflict with our business. Any infringement claims could result in costly litigation, divert the efforts of our management personnel, cause product shipment delays, require us to enter into royalty or licensing agreements, require us to pay damages, harm our reputation or prevent us from manufacturing, marketing or selling FloSeal or any of our other products under development. Moreover, if we were to discover that FloSeal or any of our products under development violated third-party intellectual property rights, we might be unable to redesign it to avoid violating their rights or to obtain a license to use the third-party intellectual property on commercially reasonable terms.

Failure by our customers to obtain adequate third-party reimbursement for the procedures utilizing FloSeal could adversely affect our ability to market and sell FloSeal and generate revenues.

   Our U.S. customers generally rely on third-party insurers, such as federal Medicare, state Medicaid and private health insurance plans, to reimburse some or all of the cost of a procedure in which FloSeal will be used. We expect to sell FloSeal based on a prospective payment system. In a prospective payment system, the cost of FloSeal would be incorporated in the overall cost of the surgical procedures that use FloSeal instead of providing for a separate reimbursement for our products. However, we cannot assure you that third-party insurers will reimburse our customers for the cost of FloSeal. Our financial success depends, in part, on our customers obtaining satisfactory reimbursement for surgical procedures that use FloSeal. Failure by our customers to obtain sufficient reimbursement for these procedures or adverse changes in governmental and private insurance policies toward reimbursement for these procedures could result in reduction or elimination of purchases of FloSeal, which would materially and adversely affect our revenues. Since FloSeal is priced at a premium to corresponding widely used hemostats, our business may also be materially and adversely affected by the continuing efforts of third-party insurers to contain or reduce healthcare costs.

   International market acceptance of FloSeal and other products that we may develop in the future is dependent, in part, on the availability of reimbursement for the prevailing healthcare payment systems for our products or procedures that use our products. Reimbursement and healthcare payment systems in international markets vary significantly and include both government-sponsored healthcare and private insurance. We intend to seek reimbursement approvals where applicable. We cannot be certain any such approvals will be obtained in a timely manner, if at all. Failure to receive reimbursement approvals in the international market could materially and adversely affect our ability to market and sell FloSeal and generate revenue.

The European fear of "mad cow disease" could adversely impact acceptance of our products in Europe.

   There is uncertainty as to the acceptance in the European Union of products that incorporate products derived from cows. This uncertainty is due to concerns about "mad cow disease". This disease is believed to be transmitted from cows to humans and may cause serious illness or death. FloSeal and our other products under development contain thrombin and gelatin derived from bovine tissue from cows. A delay in European acceptance of FloSeal could materially and adversely affect our ability to market and sell FloSeal and our other products under development.

We may face product liability claims related to the use or misuse of our products. Our insurance coverage is limited.

   We face risk of product liability claims. There can be no assurance that we will not experience losses due to product liability claims. We currently maintain liability insurance with combined coverage limits of $3.0 million on a claims-made basis. We cannot be certain that the size or the coverage of our insurance is adequate. The insurance is expensive, difficult to obtain and may not be available in the future on acceptable terms, if at all. Any claims against us, regardless of their merit, could materially and adversely affect our business, results of operations and financial condition due to the cost of defending against such claims and diversion of management attention.

We may be unable to attract and retain qualified employees, who we need to be successful.

   We are highly dependent on certain members of our management and research and development staff. The loss of any of these persons, or our inability to recruit additional personnel necessary for our business, could substantially impair our research and development efforts and impede our ability to develop and commercialize our products. Recruiting and retaining qualified technical and managerial personnel will also be critical to our success. Our business is located in the San Francisco Bay Area in California, where demand for experienced personnel is extremely high and is likely to remain high. As a result, competition for and retention of personnel, particularly for employees with technical expertise, is intense and the turnover rate for these people is high. We may not be able to recruit and retain qualified employees on commercially reasonable terms, which could materially and adversely affect our ability to achieve profitability.

Insiders have substantial control over our Company and could limit your ability to influence the outcome of key transactions.

   Our directors and executive officers, as well as entities affiliated with them, beneficially own approximately 22% of our common stock in the aggregate. These stockholders, if acting together, would be able to influence significantly all matters requiring approval by our stockholders, including the election of directors and the approval of mergers or other business combination transactions. This could limit your ability to influence the outcome of the election of directors or other key transactions.

Anti-takeover provisions of our certificate of incorporation and Delaware law may delay or prevent a potential takeover that you may consider favorable. This may limit the price investors are willing to pay for our common stock.

   Our certificate of incorporation contains provisions that could delay or prevent a change in control of our Company that you may consider favorable. Some of these provisions:

  . authorize the issuance of preferred stock, commonly referred to as "blank check" preferred stock, with rights senior to those of our common stock and which can be created and issued by our board of directors without prior stockholder approval, and

  . provide for a classified board of directors.

   In addition, we are governed by the provisions the Delaware corporate law that may prohibit large stockholders, in particular those owning 15% or more of our outstanding voting stock, from merging or combining with us. These and other provisions in our certificate of incorporation and under Delaware law could reduce the price that investors might be willing to pay for shares of our common stock in the future and result in the market price being lower than it would be without these provisions.

Our stock price is volatile and, as a result, you could lose some or all of your money.

   We believe that various factors may cause the market price of our common stock to fluctuate, perhaps substantially, including announcements of:

  . technological innovations or regulatory approvals,

  . results of clinical trials,

  . new products by us or our competitors,

  . developments or disputes concerning patents or proprietary rights,

  . our failing to achieve certain developmental milestones,

  . healthcare or reimbursement policy changes by governments or private insurance companies,

  . developments in relationships with partners or distributors, or

  . a change in financial estimates or securities analysts' recommendations.

   In addition, the stock markets in general, and the shares of healthcare companies in particular, have experienced extreme price fluctuations. These broad market and industry fluctuations may cause the market price of our common stock to decline dramatically.

                INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

   This prospectus contains forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. Forward-looking statements include statements regarding:

  . the progress of our product development programs,

  . developments with respect to our regulatory approval process, and

   .our expectations as to the various products that we are developing.

   In many cases, you can identify forward-looking statements by terms such as "may," "will," "should," "could," "would," "expects," "plans," "anticipates," "intends," "projects," "predicts," "potential," "believes" and similar expressions intended to identify forward-looking statements. These statements reflect our current views with respect to future events and are based on assumptions and are subject to risks and uncertainties. We discuss many of these risks in greater detail under the heading "Risk Factors." This prospectus also contains third-party estimates regarding the size and growth of the cardiovascular, spinal and vascular surgery markets, as well as the size of the suture and staples market and topical hemostat market and other marketing estimates. You should not place undue reliance on these forward-looking statements. These forward-looking represent our estimates and assumptions only as of the date of this prospectus. Our actual results could differ materially from those anticipated in the forward-looking statements for the reasons described above and elsewhere in this prospectus.

You should read this prospectus and the documents that we incorporate by reference in this prospectus completely and with the understanding that our actual future results may be materially different from what we expect. We may not update these forward-looking statements, even though our situation may change in the future. We qualify all of our forward-looking statements by these cautionary statements.

                                USE OF PROCEEDS

   We will not receive any proceeds from the sale of the shares by the selling stockholders under this prospectus.

                              SELLING STOCKHOLDERS

   We are registering all 1,100,000 shares covered by this prospectus on behalf of the selling stockholders named in the table below. We have registered the shares to permit the selling stockholders and their pledges, donees, transferees or other successors-in-interest that receive their shares from selling stockholders as a gift, partnership distribution or another non-sale related transfer after the date of this prospectus to resell the shares when they deem appropriate. We refer to all of these possible sellers as selling stockholders in this prospectus.

   The table below sets forth the following information with respect to each selling stockholder as of June 7, 2000: (i) name and, if applicable, the address of the selling stockholder; (ii) the number and percentage of total outstanding shares of our common stock each selling stockholder beneficially owned before this offering; (iii) the number of shares of common stock each selling stockholder is offering; and (iv) the number and percentage of total outstanding shares of our common stock that each selling stockholder will own after the selling stockholder sells all of the shares in this offering. None of the selling stockholders has had a material relationship with us within the last the three years other than as a result of the ownership of the shares or other of our securities. We do not know how long the selling stockholders will hold the shares before selling them. We have no agreements, arrangements or understandings with any of the selling stockholders regarding the sale of any of the shares. The shares offered by this prospectus may be offered from time to time by the selling stockholders named below.

                                    Number of              Shares of Common
                                    Shares of                 Stock to be
                                  Common Stock            Beneficially Owned
                                  Beneficially   Number  after Sale under this
                                  Owned before     of         Prospectus
  Name and Address of Selling      Sale under    Shares  ---------------------
          Stockholder            this Prospectus Offered Number  Percentage(1)
  ---------------------------    --------------- ------- ------- -------------
Franklin Advisers...............      730,000    350,000 380,000      3.4%
 777 Mariners Island
 San Mateo, CA 94404

State of Wisconsin Investment
 Board..........................    1,638,600    750,000 888,600      7.9%
 121 East Wilson Street
 Madison, WI 53707

--------
(1) Based on a total of 11,218,011 shares of our common stock outstanding.

                              PLAN OF DISTRIBUTION

   The selling stockholders may sell the common stock from time to time. The selling stockholders will act independently from us in making decisions regarding the timing, manner and size of each sale. The selling stockholders may make these sales on one or more exchanges, in the over-the-counter market or otherwise, at prices and terms that are then-prevailing or at prices related to the then-current market price, or in privately negotiated transactions. The selling stockholders may use one or more of the following methods to sell the common stock:

  . a block trade in which the selling stockholder's broker or dealer will attempt to sell the shares as agent, but may position and resell all or a portion of the block as a principal to facilitate the transaction;

  . a broker or dealer may purchase the common stock as a principal and then resell the common stock for its own account pursuant to this prospectus;

  . an exchange distribution in accordance with the rules of the applicable exchange; and

  . ordinary brokerage transactions and transactions in which the broker solicits purchasers.

   To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. If the plan of distribution involves an arrangement with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, the supplement will disclose:

  . the name of each selling stockholder and of the participating broker-dealer(s);

  . the number of shares involved;

  . the price at which the shares were sold;

  . the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable;

  . that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and

  . other facts material to the transaction.

   In effecting sales, broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in the resales.

   The selling stockholders may enter into hedging transactions with broker-dealers in connection with distributions of the shares or otherwise. In these transactions, broker-dealers may engage in short sales of the shares in the course of hedging the positions they assume with selling stockholders. The selling stockholders may also sell shares short and redeliver the shares to close out such short positions. The selling stockholders may enter into options or other transactions with broker-dealers which require the delivery to the broker-dealer of the shares. The broker-dealer may then resell or otherwise transfer such shares pursuant to this prospectus. The selling stockholders also may loan or pledge the shares to a broker-dealer. The broker-dealer may sell the shares so loaned, or upon default, the broker-dealer may sell the pledged shares pursuant to this prospectus.

   Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from selling stockholders. Broker-dealers or agents may also receive compensation from the purchasers of the shares for whom they act as agents or to whom they sell as principal, or both. Compensation as to a particular broker-dealer might be in excess of customary commissions and will be in amounts to be negotiated in connection with the sale. Broker-dealers or agents and any other participating broker-dealers or the selling stockholders may be deemed to be "underwriters" within the meaning of section 2(11) of the Securities Act of 1933, as amended (the "Securities Act"), in connection with sales of the shares. Accordingly, any such commission, discount or concession received by them and any profit on the resale of the shares purchased by them may be deemed to be underwriting discounts or concessions under the Securities Act. Because selling stockholders may be deemed "underwriters" within the meaning of section 2(11) of the Securities Act, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act.

   Any shares covered by this prospectus that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

   The shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

   Under applicable rules and regulations under the Exchange Act of 1934, as amended (the "Exchange Act"), any person engaged in the distribution of the shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of such distribution. In addition, each selling stockholder will be subject to applicable provisions of the Exchange Act and the associated rules and regulations under the Exchange Act, including Regulation M, which provisions may limit the timing of purchases and sales of shares of our common stock by the selling stockholders. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver copies of this prospectus to purchasers at or prior to the time of any sale of the shares.

   We will bear all costs, expense and fees in connection with the registration of the shares. The selling stockholders will bear all commissions and discounts, if any, attributable to the sale of the shares. The selling stockholders may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act. We have agreed to indemnify the selling stockholders against certain liabilities in connection with their offering of the shares, including liabilities arising under the Securities Act.

                                 LEGAL MATTERS

   The validity of the common stock being offered in this prospectus will be passed upon for us by Georgopoulos Pahlavan & Prince, LLP, Menlo Park, California.

                                    EXPERTS

   The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 1999 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on authority of said firm as experts in auditing and accounting.

                      WHERE YOU CAN FIND MORE INFORMATION

   This prospectus constitutes a part of a registration statement on Form S-3 filed by us with the Commission under the Securities Act. This prospectus does not contain all of the information set forth in the registration statement, parts of which are omitted in accordance with the rules and regulations of the Commission. For further information about our company and the shares of common stock offered, reference is made to the registration statement. Statements contained in this prospectus concerning the provisions of any document are not necessarily complete, and each such statement is qualified in its entirety by reference to the copy of such document field with the Commission.

   We file annual, quarterly and special reports, proxy statements, and other information with the Commission. You may read and copy any document we file at the Commission's public reference facilities at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's following Regional
Offices: Suite 1400, Northwest Atrium Center, 500 West Madison Street, Chicago, Illinois 60661; and 13th Floor, Seven World Trade Center, New York, New York 10048. Please call the Commission at 1-800-SEC-0330 for further information on the public reference rooms. Our Commission filings are also available to the public at the Commission's website at http://www.sec.gov.

                           INCORPORATION BY REFERENCE

   The Commission allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to these documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the Commission will automatically update and supersede this information and thus be deemed to be incorporated by reference into the Prospectus. We incorporate by reference the documents listed below (and any amendments thereto) and any future filings made with the Commission under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until the offering is completed.

  . Annual report on Form 10-K for the fiscal year ended December 31, 1999;

  . Quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2000; and

  . The description of our common stock contained in Forms 8-A filed on November 5, 1997 and on April 4, 1996, as amended on June 5, 1996.

   To obtain a copy of these filings at no cost, you may write or telephone us at the following address: Chief Financial Officer, Fusion Medical Technologies, Inc., 34175 Ardenwood, Fremont, CA 94555, telephone number (510) 818-4600.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

   You should rely on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information provided by this prospectus is accurate as of any date other than the date on the front of this prospectus.

                               -----------------

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
Fusion Medical Technologies, Inc...........................................   1
Risk Factors...............................................................   2
Information Regarding Forward-Looking Statements...........................  11
Use of Proceeds............................................................  12
Selling Stockholders.......................................................  12
Plan of Distribution.......................................................  13
Legal Matters..............................................................  14
Experts....................................................................  14
Where You Can Find More Information........................................  15
Incorporation by Reference.................................................  15


-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                               1,100,000 Shares

                                Fusion Medical
                              Technologies, Inc.

                                 Common Stock

                               -----------------
                                  PROSPECTUS
                               -----------------

                                 July   , 2000

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

   The following table sets forth the costs and expenses, other than the underwriting discounts and commissions, payable by the Registrant in connection with the sale of common stock being registered. Registrant will pay for all such costs and expenses of this offering. All amounts are estimates except the Commission's Registration Fee and the Nasdaq National Market Application Fee.

      Commission's Registration Fee................................... $  4,356
      Nasdaq National Market Application Fee..........................   11,000
      Printing and Engraving Expenses.................................    5,000
      Legal Fees and Expenses.........................................  150,000
      Accounting Fees and Expenses....................................   25,000
      Transfer Agent and Registrar Fees...............................    5,000
      Miscellaneous Expenses..........................................   24,644
                                                                       --------
        Total......................................................... $225,000

Item 15. Indemnification of Directors and Officers.

   Section 145 of the Delaware General Corporation Law permits a corporation to indemnify its directors, officers, employees and other agents in terms sufficiently broad to permit indemnification (including reimbursement for expenses) under certain circumstances for liabilities arising under the Securities Act. The Registrant's Certificate of Incorporation and bylaws contain provisions covering indemnification of corporate directors, officers and other agents against certain liabilities and expenses incurred as a result of proceedings involving such persons in their capacities as directors, officers, employees or agents, including proceedings under the Securities Act or the Securities Exchange Act of 1934, as amended.

   The Registrant's Certificate of Incorporation provides for the indemnification of directors to the fullest extent permissible under Delaware law.

   The Registrant's Bylaws provide for the indemnification of officers, directors and third parties acting on behalf of the corporation if such person acted in good faith and in a manner reasonably believed to be in and not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, the indemnified party had no reason to believe his conduct was unlawful.

   The Registrant has entered into indemnification agreements with its directors and executive officers, in addition to indemnification provided for in the Registrant's Bylaws, and intends to enter into indemnification agreements with any new directors and executive officers in the future.

   At present, there is no pending litigation or proceeding involving a director, officer, employee or other agent of the Registrant in which indemnification is being sought, nor is the Registrant aware of any threatened litigation that may result in a claim for indemnification by any director, officer, employee or other agent of the Registrant.

Item 16. Exhibits and Financial Statement Schedules.

   Exhibits. See the Exhibit Index following the signature pages of this Registration Statement.

Item 17. Undertakings.

   Insofar as indemnification for liabilities arising under the Securities Act, may be permitted to directors, officers, or persons controlling the Registrant pursuant to the foregoing provisions described in Item 15 or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, of controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction in the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

   The undersigned Registrant hereby undertakes:

  1. For the purpose of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

  2. For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  3. For purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  4. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

  5. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fremont, State of California, on June 26, 2000.

                                          Fusion Medical Technologies, Inc.

                                                   /s/ Philip M. Sawyer
                                          By___________________________________
                                                     Philip M. Sawyer
                                               President and Chief Executive
                                                          Officer

                               POWER OF ATTORNEY

   KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Philip M. Sawyer and Larry J. Strauss, and each of them, his attorney-in-fact, each with the power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, and all post-effective amendments thereto, and to file the same, with all exhibits thereto in all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every Act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

   PURSUANT TO THE REQUIREMENTS OF THE ACT, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

              Signature                          Title                   Date
              ---------                          -----                   ----

       /s/ Philip M. Sawyer            President, Chief Executive    June 26, 2000
______________________________________  Officer and Director
           Philip M. Sawyer

       /s/ Larry J. Strauss            Vice President, Finance       June 26, 2000
______________________________________  and Chief Financial
           Larry J. Strauss             Officer

      /s/ Gordon W. Russell            Chairman of the Board of      June 26, 2000
______________________________________  Directors
          Gordon W. Russell

       /s/ Olav B. Bergheim            Director                      June 26, 2000
______________________________________
           Olav B. Bergheim

       /s/ Vaughn D. Bryson            Director                      June 26, 2000
______________________________________
           Vaughn D. Bryson

    /s/ Douglas E. Kelly, M.D.         Director                      June 26, 2000
______________________________________
        Douglas E. Kelly, M.D.

       /s/ J. Michael Egan             Director                      June 26, 2000
______________________________________
           J. Michael Egan

                                 EXHIBIT INDEX

 Exhibit
 Number  Exhibit Description
 ------- -------------------
   4.1+  Form of Common Stock Certificate

   4.2   Stock Purchase Agreement dated as of June 7, 2000

   5.1   Opinion of Georgopoulos Pahlavan & Prince, LLP

  23.1   Consent of PricewaterhouseCoopers LLP, independent accountants

  23.2   Consent of Georgopoulos Pahlavan & Prince, LLP (see Exhibit 5.1)

  24.1   Power of Attorney (see page II-3)

--------
+ Incorporated by reference to our Registration Statement on Form SB-2 (File No. 33-3990-LA) filed with the Securities and Exchange Commission on April 22, 1996.